Exhibit 4.1

Execution Copy

Option Agreement

Option Agreement (the “Agreement”) dated as of June 12, 2002 between Loudcloud, Inc., a Delaware corporation (“Loudcloud”) and Morgan Stanley & Co. Incorporated, a Delaware corporation (“MS&Co.”).

W I T N E S S E T H:

WHEREAS, Loudcloud and Morgan Stanley entered into a Unit Purchase Agreement dated as of February 6, 2000 (the “Purchase Agreement”) pursuant to which MS&Co. purchased Loudcloud’s 13% Senior Discount Notes due 2005 (collectively, the “Notes”), in an aggregate principal amount of $66,000,000 ($45,136,740 initial accreted value), and which were issued pursuant to an Indenture dated as of February 9, 2000 between Loudcloud and State Street Bank and Trust Company of California, N.A., a national banking association (the “Indenture”).

WHEREAS, MS&Co. continues to own all of the Notes;

WHEREAS, Loudcloud desires to enter into this Agreement in order to facilitate the restructuring or disposal of its managed services business, and in connection therewith, desires an option to purchase the Notes;

WHEREAS, MS&Co. has agreed to grant Loudcloud such option;

NOW, THEREFORE, for good and valuable consideration, the parties agree as follows:

ARTICLE 1
CALL OPTION

Section 1.01.    Grant Of Option.

(a)  MS&Co. hereby grants to Loudcloud an option to purchase the Notes, and Loudcloud is hereby obligated upon exercise of such option (the “Call Option”) to purchase all of the Notes at the time and upon the terms and conditions contained herein.

(b)  Concurrently with the execution and delivery of this Agreement, Loudcloud shall pay $1,000,000 (the “Option Fee”) to MS&Co. The Option Fee shall be non-refundable but shall be credited against the Primary Amount of the Option Price as described in Section 1.02(a).

Section 1.02.    Option Price.    In the event that Loudcloud exercises the Call Option, the price (the “Option Price”) to be paid to MS&Co. pursuant to this Agreement will be $45,000,000, which shall be paid in the following manner:

(a)  $42,000,000 of the Option Price (the “Primary Amount”) shall be paid in cash on the Exercise Date (defined below) by wire transfer of immediately payable funds to an account designated by MS&Co., it being understood that the Primary Amount shall be offset by the Option Fee already paid by Loudcloud on the date of this Agreement such that the actual amount paid in cash on the Exercise Date to MS&Co. will be $41,000,000; and

(b)  $3,000,000 of the Option Price (the “Remaining Amount”) shall be paid by delivery of a number of shares of common stock, par value $0.001 per share, of Loudcloud (the “Common Stock”), determined by dividing the Remaining Amount by the average closing price per share (the “Share Price”) of the Common Stock on the National Market of the National Association of Securities Dealers, Inc. Automated Quotation System (“NASDAQ”) for the ten trading days ending on and including the trading day prior to the Exercise Date (as defined hereinafter), provided that, in the event that the terms of this Agreement are publicly disclosed prior to the Exercise Date, the Share Price shall be determined using the ten trading days ending on and including the trading day prior to the date of such disclosure.

Section 1.03.    Exercise of Call Option.

(a)  Subject to the conditions set forth in Section 1.04 hereof, Loudcloud may exercise the Call Option on any business day, in whole but not in part, and only once, after the date hereof and prior to July 12, 2002.

(b)  If Loudcloud elects to exercise its Call Option, Loudcloud shall give written notice (the “Exercise Notice”) to MS&Co., no later than 10:00 am Pacific Standard Time on the day (the “Exercise Date”) the Call Option is to be exercised.

(c)  Concurrently with the Exercise Notice, Loudcloud shall wire the Primary Amount to the account specified by MS&Co., and deliver (or cause its transfer agent to deliver) a certificate or certificates evidencing the Common Stock to MS&Co. at the address and to the attention as provided in Section 5.01 below.

(d)  Upon receipt of the Option Price, MS&Co. shall deliver to Loudcloud (or its counsel or other designated agent) a certificate or certificates representing the Notes duly endorsed in blank to Loudcloud.

(e)  Effective as of the Exercise Date, upon receipt of the Option Price, each of MS&Co. and Loudcloud, on behalf of itself and its affiliates, releases and discharges the other party and its officers, directors, affiliates, agents, successors and assigns from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, attorney fees and costs, and demands whatsoever, whether presently known or unknown, in law or equity, which either party ever had, has or thereinafter could, will or may, have against the other in connection with the Notes, the Indenture and, to the extent applicable to the Notes, the Purchase Agreement from the beginning of the world to the Exercise Date.

Section 1.04.    Conditions To MS&Co.’s Obligations.    The obligation of MS&Co. to sell the Notes on the Exercise Date is subject to the following conditions:

(a)  the representations and warranties of Loudcloud contained in Article 2 shall be true and correct in all material respects on the date thereof; and

(b)  there shall be no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, nor any statute, rule, regulation or order promulgated or enacted by any governmental authority, prohibiting or otherwise restraining such exercise of the Call Option.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF LOUDCLOUD

Loudcloud represents and warrants to MS&Co. that:

Section 2.01.    Corporate Existence and Power.    Loudcloud is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority and government approvals required to enter into and perform this Agreement and to carry on its business as now conducted. The execution, delivery and performance by Loudcloud of this Agreement and the consummation by Loudcloud of the transactions contemplated hereby have been duly authorized by the board of directors of Loudcloud and no other corporate action on the part of Loudcloud is necessary to authorize the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby.

Section 2.02.    Noncontravention.    The execution, delivery and performance by Loudcloud of this Agreement and the consummation of the transactions contemplated hereby do not and will not contravene or constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Loudcloud or to a loss of any benefit of Loudcloud under any provision of applicable law or regulation or of any agreement, judgment, injunction, order decree, or other instrument binding on Loudcloud or result in the imposition of any lien on any asset of Loudcloud.

Section 2.03.    Capitalization.

(a)  All of Loudcloud’s issued and outstanding shares of stock have been duly authorized and validly issued and are fully paid and nonassessable. The authorized capital stock of Loudcloud consists of 200,000,000 shares of common stock and 15,000,000 shares of preferred stock. As of June 10, 2002 , there were 76,241,642 shares of Common Stock outstanding and employee stock options to purchase an aggregate of 15,830,096 shares (of which options to purchase an aggregate of 2,571,047 shares were exercisable). All outstanding shares of Common Stock have been, and all shares that may be issued pursuant to any option plans and this Agreement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable.

(b)  Except as set forth above in Section 2.03(a) and for changes since June 10, 2002 resulting from the exercise of employee stock options outstanding on such date, there are no outstanding (i) shares of capital stock or voting securities of Loudcloud, (ii) securities of Loudcloud convertible into or exchangeable for shares of capital stock or voting securities of Loudcloud or (iii) options or other rights to acquire from Loudcloud, or other obligation of Loudcloud to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Loudcloud. Other than in connection with certain employee stock option plans, there are no outstanding obligations of Loudcloud to repurchase, redeem or otherwise acquire any of its securities.

Section 2.04.    Sec Reports.    Loudcloud has timely filed all forms, proxy statements, registration statements, reports, schedules and other documents required to be filed by Loudcloud with the Securities and Exchange Commission (“SEC”) pursuant to federal securities laws since January 31, 2002 (the “Loudcloud SEC Reports”). The Loudcloud SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the federal securities laws and other applicable laws and (ii) did not, at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. Other than as disclosed in the Loudcloud SEC Reports, there have not been any material changes to the business or financial condition of Loudcloud.

Section 2.05.    Litigation.    There is no action, suit, proceeding, or investigation pending or, to Loudcloud’s knowledge, currently threatened against Loudcloud which questions the validity of this Agreement or the right of Loudcloud to enter into this Agreement or to consummate the transactions contemplated hereby or thereby.

Section 2.06.    Binding Effect.    This Agreement is the valid and binding Agreement of Loucloud, enforceable against Loudcloud in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights generally.

Section 2.07.    Informed Decision.    Loudcloud represents that it is an informed and sophisticated purchaser; (ii) has analyzed the potential economic consequences of performance under this Agreement; and (iii) has undertaken such investigation and evaluation as it has deemed necessary to enable it to make an informed and intelligent decision to enter into this Agreement. In evaluating the opportunity to enter into this Agreement, Loudcloud has not relied on any representations other than those set forth herein.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF MS&CO.

MS&Co. represents and warrants to Loudcloud that:

Section 3.01.    Corporate Existence and Power.    MS&Co. is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority and government approvals required to enter into and perform this Agreement and to carry on its business as now conducted. The execution, delivery and performance by MS&Co. of this Agreement and the consummation by MS&Co. of the transactions contemplated hereby have been duly authorized by all necessary corporate action and it requires no such other action to authorize the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby.

Section 3.02.    Title.    MS&Co. is the sole, true, lawful and beneficial owner of the Notes with no restrictions on MS&Co.’s voting rights or rights of disposition pertaining thereto. On the Exercise Date, to the extent so conveyed by Loudcloud to MS&Co. pursuant to the Purchase Agreement, MS&Co. will convey good and valid title to the Notes, free and clear of any and all claims, liens, charges, encumbrances and security interests.

Section 3.03.    Binding Effect.    This Agreement has been duly executed and delivered by MS&Co. and is a valid and binding Agreement of MS&Co.,

enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights generally.

Section 3.04.    Informed Decision.    MS&Co. represents that it (i) is an informed and sophisticated qualified institutional buyer; (ii) has analyzed the potential economic consequences of performance under this Agreement; and (iii) is sufficiently informed with regard to Loudcloud, Loudcloud’s business, prospects and financial condition and concerning such other matters as MS&Co. has deemed necessary to enable it to make an informed and intelligent decision to enter into this Agreement. In evaluating the opportunity to enter into this Agreement, MS&Co. has not relied on any representations other than those set forth herein.

ARTICLE 4
COVENANTS

Section 4.01.    Action With Respect To The Notes.    MS&Co. prior to the Exercise Date shall not directly or indirectly (i) solicit, initiate or encourage (or authorize any person to solicit, initiate or encourage) any inquiry, proposal or offer from any person to acquire the Notes or any portion thereof; (ii) participate in any discussion or negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or participate in, facilitate or encourage any effort or attempt by any other person to acquire the Notes or any portion thereof; or (iii) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer encumbrance or other disposition of the Notes.

Section 4.02.    Registration Rights.

(a)  Loudcloud will use its reasonable efforts to prepare and file or cause to be prepared and filed with the SEC within forty-five (45) days of the date of this Agreement (the “Filing Deadline Date”), an S-3 registration statement (the “Registration Statement”) registering the resale from time to time by MS&Co. of the Common Stock. The Company shall use all reasonable efforts, subject to receipt of necessary information from MS&Co., to cause the Registration Statement to be declared effective (the “Effective Date”) under the Securities Act of 1933 (the “Securities Act”) as promptly as is practicable.

(b)  If the Registration Statement is not filed by Loudcloud with the SEC on or prior to the Filing Deadline Date (a “Filing Delay”), then for each day a Filing Delay occurs (a “Delay Day”), until but excluding the date the Registration Statement is filed, Loudcloud shall, for each Delay Day, pay MS&Co., as liquidated damages and not as a penalty, an amount equal to 0.1269841% of the Option Price per day (the “Liquidated Amount). All Liquidated Amounts incurred for seven consecutive Delay Days, or any portion thereof should a Registration Statement be filed at some point during such seven consecutive days, shall be aggregated and paid to MS&Co. within 3 business days of the seventh Delay Day. The parties agree that such liquidated damages shall be the sole damages payable for a Filing Delay. The parties hereto further agree that the liquidated damages provided for in this Section 4.02(b) constitute a reasonable estimate of the damages that may be incurred by MS&Co. by reason of the failure of the Registration Statement to be filed in accordance with the provisions hereof.

(c)  Loudcloud will prepare and file with the SEC such amendments and post–effective amendments to the Registration Statement as may be necessary to keep such Registration Statement effective (the “Effective Period”) until the earlier of (i) the ten-month anniversary of the Effective Date, or (ii) the first date on which the Common Stock can be sold pursuant to Rule 144 of the Securities Act, provided, however, that any Deferral Period (as defined hereinafter) shall toll the Effective Period and extend the Effective Period for the time of such Deferral Period.

(d)  As promptly as practicable Loudcloud will give notice to MS&Co. (i) when the Registration Statement or a post-effective amendment to the Registration Statement has been filed with the SEC and when the same has been declared effective.

(e)  Loudcloud will use reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement and provide prompt notice to MS&Co. of the withdrawal of any such order.

(f)  MS&Co. agrees that it will not effect any disposition of the Common Stock or its right to purchase the Common Stock that would constitute a sale within the meaning of the Securities Act except as contemplated in the Registration Statement referred to and as described below or as otherwise permitted by law, and that it will promptly notify Loudcloud of any changes in the information set forth in the Registration Statement regarding MS&Co. or its plan of distribution.

(g)  Loudcloud shall, upon (A) the issuance by the SEC of a stop order suspending the effectiveness of the Registration Statement or the initiation of proceedings with respect to the Registration Statement under Section 8(d) or 8(e) of the Securities Act, (B) the occurrence of any event or the existence of any fact (a “Material Event”) as a result of which the Registration Statement shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or the related prospectus shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (C) the occurrence or existence of any pending corporate development that, in the sole discretion of Loudcloud, makes it appropriate to suspend the availability of the Registration Statement and the related prospectus, (i) subject to the next sentence, as promptly as practicable prepare and file, if necessary pursuant to applicable law, a post–effective amendment to such Registration Statement or a supplement to the related prospectus or any document incorporated therein by reference or file any other required document that would be incorporated by reference into such Registration Statement and prospectus so that such Registration Statement does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and such prospectus does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, as thereafter delivered to MS&Co., and, in the case of a post–effective amendment to the Registration Statement, subject to the next sentence, use its reasonable efforts to cause it to be declared effective as promptly as is practicable, and (ii) give notice to MS&Co. that the availability of the Registration Statement is suspended (a “Deferral Notice”) and, upon receipt of any Deferral Notice, MS&Co. agrees not to sell any shares of Common Stock pursuant to the Registration Statement until MS&Co’s receipt of copies of the supplemented or amended prospectus provided for in clause (i) above, or until it is advised in writing by Loudcloud that the Registration Statement and related prospectus may be used, and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in such Registration Statement and related prospectus. Loudcloud will use all reasonable efforts to ensure that the use of the Registration Statement and related prospectus may be resumed (x) in the case of clause (A) and (B) above, as promptly as is practicable, and (y) in the case of clause (C) above, as soon as, in the sole judgment of Loudcloud, public disclosure of such Material Event would not be prejudicial to or contrary to the interests of Loudcloud or, if necessary to avoid unreasonable burden or expense, as soon as practicable thereafter. Loudcloud shall be entitled to exercise its right under this Section 4.02 to suspend the availability of the Registration Statement or any prospectus no more than three (3) times in any twelve-month period, and any such period during which the availability of the Registration Statement and any prospectus is suspended (the “Deferral Period”) shall not exceed an aggregate of ninety (90) days. Loudcloud shall use reasonable efforts to limit the duration and number of any Deferral Periods. MS&Co. hereby agrees that upon receipt of any Deferral Notice from Loudcloud, MS&Co. shall, and shall cause each of its officers, directors, employees, affiliates, advisors, agents and representatives who has become informed of the information contained in the

Deferral Notice to keep confidential all nonpublic information set forth in such notice including the existence and terms of such Deferral Notice.

(h)  With respect to indemnification and contribution obligations under this Section 4.02:

(i)  Loudcloud will indemnify and hold harmless MS&Co., its directors and its officers and each person, if any, who controls MS&Co. within the meaning of either Section 15 of the Securities Act or Section 20 of the Securities Exchange Act, from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) in so far as such losses, claims, damages and liabilities arise out of or are based upon on an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or the prospectus included in the Registration Statement, as amended or supplemented by any amendment or prospectus supplement, including post-effective amendments, and all material incorporated by reference in such prospectus (the “Prospectus”) or in any amendment or supplement thereto or in any preliminary prospectus, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to MS&Co. furnished to Loudcloud in writing by MS&Co. expressly for use therein.

(ii)  MS&Co. agrees to indemnify and hold harmless Loudcloud, its directors and its officers and each person, if any, who controls Loudcloud within the meaning of either Section 15 of the Securities Act or Section 20 of the Securities Exchange Act, from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim), insofar as such losses, claims, damages or liabilities are caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or the Prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with information relating to MS&Co.

furnished in writing by MS&Co. to Loudcloud expressly for use in the Registration Statement or Prospectus.

(iii)  In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to (i) and (ii) above, such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (x) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (y) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party, the indemnified party having been advised by counsel that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that all such fees and expenses shall be reimbursed on a quarterly basis. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

(iv)  To the extent that the indemnification provided for under paragraphs (i) and (ii) above is unavailable to an indemnified party or is insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the indemnifying party or parties on the one hand and the indemnified party or parties on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative fault of MS&Co. on the one hand and Loudcloud on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by MS&Co. or by Loudcloud and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(v)  The parties hereto agree that it would not be just and equitable if contribution pursuant to paragraph (iv) above were determined by pro rata allocation or by any other method or allocation that does not take account of the equitable considerations referred to in paragraph (iv) above. The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in paragraph (iv) above shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(vi)  The remedies provided for in this Section 4.02(i) are not exclusive and shall not limit any rights or remedies that may otherwise be available to any indemnified party at law or equity.

(vii)  The indemnity and contribution provisions contained in this Section 4.02(h) shall survive the execution of this Agreement and shall remain operative and in full force and effect regardless of (x) any investigation made by or on behalf of MS&Co. or Loudcloud, or Loudcloud’s officers or directors or any person controlling Loudcloud and (y) the sale of any shares of Common Stock by MS&Co.

(i)  Loudcloud will bear all fees and expenses incurred in connection with the performance of its obligations under paragraphs (a) through (g) of this Section whether or not the Registration Statement is declared effective, other than fees and expenses, if any, of counsel or other advisors to MS&Co. incurred by MS&Co.

Section 4.03.    Confidentiality.    MS&Co. and Loudcloud each agree to keep the terms of this Agreement and the transactions contemplated hereby in strict confidence and to use all reasonable efforts to protect the confidentiality of and prevent the disclosure of the terms hereof other than to one of their respective employees, agents or professional advisors or an affiliate thereof under a duty of confidentiality not less than that required of the parties herein. Notwithstanding anything to the contrary in this Agreement, the obligation to maintain the confidentiality of this Agreement shall not apply to the extent that either MS&Co. or Loudcloud is required to disclose the terms of this Agreement pursuant to law or legally enforceable order of a court or judicial body; provided that the receiving party provides notice to the disclosing party as soon as possible to enable the disclosing party to seek a protective order or an injunction.

ARTICLE 5
MISCELLANEOUS

Section 5.01.    Notices.    All notices, requests, demands, and other communications required or permitted to be given hereunder shall be deemed to have been duly given when received and shall be addressed as follows:

If to MS&Co.:

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, NY 10036
Attn: Michael Petrick
Fax: (212) 761-0565

If to Loudcloud:

Loudcloud, Inc.
599 N. Mathilda Avenue
Sunnyvale, CA 94085
Attn: General Counsel
Fax: (408) 744-7384

Each party may change the address to which such communications are to be directed to it by giving written notice to the other parties in the manner provided in this Section 5.01.

Section 5.02.    Further Assurances.    If Loudcloud exercises the Call Option, MS&Co. and Loudcloud will each execute and deliver or cause to be executed and delivered all further documents and instruments and use its best efforts to secure such consents and take all such further action as may be reasonably necessary in order to consummate the transactions contemplated hereby

Section 5.03.    Specific Performance.    The parties hereto agree that Loudcloud would be irreparably damaged if for any reason MS&Co. failed to sell the Notes upon exercise of the Call Option by Loudcloud or to perform any of its other obligations under this Agreement, and that Loudcloud would not have an adequate remedy at law for money damages in such event. Accordingly, Loudcloud shall be entitled to specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by MS&Co. This provision is without prejudice to any other rights that Loudcloud may have against MS&Co. for any failure to perform its obligations under this Agreement.

Section 5.04.    Amendments and Waivers.

(a)  This Agreement shall not be changed, modified, or amended except by a writing signed by both parties hereto, and this Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by the party to be charged. Any waiver hereunder shall be effective only with respect to the specific instance involved and shall not impair or affect any rights of such party hereunder in any other respect at any other time.

(b)  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 5.05.    Termination.    This Agreement may only be terminated by written consent of both parties hereto.

Section 5.06.    Successors And Assigns.    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto.

Section 5.07.    Expenses.    All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 5.08.    Governing Law.    This agreement shall be governed by the laws of the State of New York, without regard to any conflicts of law principles that would compel the application of the laws of another jurisdiction.

Section 5.09.    Counterparts.    This Agreement may be executed in two or more counterparts (including by facsimile signature), each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

Section 5.10.    Entire Agreement.    This Agreement constitutes the entire agreement and understanding of the parties hereto and supersedes any and all prior agreements and understandings, written or oral, relating to the subject matter hereof.

IN WITNESS WHEREOF, the parties have executed this instrument on the date first above written.

LOUDCLOUD, INC.

By:	/s/ RODERICK M. SHERWOOD III
Name: Title:	Roderick M. Sherwood III Executive Vice President and Chief Financial Officer

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ MICHAEL PETRICK
Name: Title:	Michael Petrick Managing Director